FOR IMMEDIATE RELEASE
	CONTACTS:	Investors:
Patty Eisenhaur
Watson Pharmaceuticals, Inc.
(973) 355-8141

Media:
Charlie Mayr
Watson Pharmaceuticals, Inc.
(973) 355-8483

WATSON PROVIDES OVERVIEW OF GLOBAL OPERATIONS;
DELIVERS OUTLOOK FOR CONTINUED GROWTH

Meeting Highlights:

-	Positioned for continued growth in U.S.; Strong foundation in key markets and opportunities in other international markets

-	Expanding brand pipeline with near, mid-term opportunities; Urology and women’s health opportunities are areas of key focus and anticipated growth

-	Expanded global operations and supply chain supports increased efficiencies in production; Continued opportunities to enhance profit and support corporate growth

-	Revenue forecasted to be approximately $3.5 billion in 2010; $3.05 to $3.30 in cash EPS and $760 million to $810 million in adjusted EBITDA projected for 2010

-	Double-digit compounded annual growth rate projected in 2010-2012

New York, NY, January 21, 2010 – Watson Pharmaceuticals, Inc. (NYSE: WPI) today provided a detailed overview of its expanded global operations, enhanced supply chain capabilities and commercial and pipeline developments in its Brand and Generics businesses during an Investor Day meeting held in New York, NY.  In conjunction with the meeting, the company is providing its 2010 financial forecast.

Watson management predicted continued growth in its Generics, Brand and Distribution businesses, with 2010 revenues expected to be approximately $3.5 billion and double-digit annual cash earnings per share growth projected for 2010-2012.

“We have been building the strategic foundation over the past two years that will serve as the platform for Watson’s continued growth and expansion.  While there is more to accomplish, we continue to grow the Company and are pleased with the results we have achieved to date,” said Paul Bisaro, Watson’s president and chief executive officer.

“We have strengthened our global supply chain, significantly enhanced our profits and have refocused our generic development pipeline to maximize unique opportunities and drive an enviable first-to-file portfolio.  This year, we expanded beyond our core U.S. business with the acquisition of Arrow that delivers a global commercial footprint.”

“We have also made substantive progress against our objective to realign our brand business by capitalizing on our legacy strengths in women’s health and maximizing our position with OB/Gyns, urologists and other targeted physician groups,” Bisaro continued.  “We have strengthened our brand pipeline with many near and long-term commercial opportunities, and have taken measurable and sustainable steps into biologics.  We are in a strong position to deliver sustainable adjusted EBITDA and cash earnings per share growth in 2010 and beyond by leveraging the strengths of our mixed generics and brand business model.”

During the Investor Day meeting, Watson showcased its global management team in a review of the Company’s global businesses and operations, provided the first extensive view into the assets provided by the acquisition of the Arrow Group during 2009, and provided investors with business unit-based forecasts for performance.

U.S. Generics Business Complemented by Global Strengths and Significant Growth Opportunities

”Our acquisition of Arrow has enabled us to substantially reshape our generic business.  We enter 2010 with a larger product portfolio, an enhanced pipeline of new products; and, access to established and emerging markets where we can benefit from the increase in generic utilization,” said Tom Russillo, Executive Vice President, Global Generics.  “We have already begun to maximize our new global opportunities for the near-term, while putting in place the strategies that will deliver long-term opportunities.  We are investing in the future, to ensure generic growth across all markets in which we now have a position.”

During 2009, Watson filed 36 Abbreviated New Drug Applications (ANDAs) with the U.S. Food and Drug Administration (FDA), including a recently filed application for Lidocaine Topical Patch 5%, a generic version of Endo Pharmaceutical’s Lidoderm® product.

Watson management noted that its U.S. generic portfolio has increased by approximately 20 products as a result of the Arrow acquisition, with such key products as Ramipril, Isradipine, Ciprofloxacin and Acarbose.  Sales and marketing of U.S. generic products was transferred to Watson Sales/Customer Service at the end of 2009, the Arrow marketing operations in Florida have been closed, and transfer to the Watson label is underway.  Watson currently markets over 170 generic prescription product families in the U.S.

Watson currently has more than 100 ANDAs on file in the U.S., with 38 potential first-to-file or shared exclusivity products.  The Company said that it expects to submit more than 100 product applications worldwide in 2010.

Management provided an overview of the key mature international markets where it has operations, including:

−	Canada, where it ranks 8th in the market with 49 products;

−	The U.K. where it ranks 5th in the market with 250 products;

−	France where it where it ranks 7th in the market with 320 products;

−	Australia where the Company markets 19 products.

The Company also noted that it has more than 30 molecules registered in a number of additional European countries

The company forecast 2010 Generics segment revenues to be approximately $2.3 billion, a record level which includes the addition of $600 million in international revenue.

Brands Poised to Expand Leadership Position in Urology; Substantially  Enhance Position in Women’s Health
 Watson management provided an update of market/payer acceptance of recently launched Brand products, including RAPAFLO® for benign prostatic hyperplasia (BPH) and GELNIQUE® for overactive bladder (OAB), noting a stronger managed care position going into 2010.  Management noted that the Company’s U.S. sales force has been realigned to extend its reach and effectiveness in the urology, OB/Gyn and targeted primary care markets.  The new structure  recognizes the division’s near- and mid-term opportunities, as it strengthens its position in urology and women’s health, including:

-	Two novel and uniquely formulated oral contraceptives currently under FDA review;
-	Three late-stage in-licensing opportunities for novel products in contraception, infertility and labor and delivery;
-	An internally-developed, innovative drug delivery contraceptive in phase 3 development;
-	Second generation formulations of GELNIQUE® and ANDRODERM® that are currently in late stage development;
-	A novel compound for cystitis in Phase 2 development.

“As we enter 2010, we have a strong product portfolio, a sales organization with enhanced focus and reach into target physician groups, and a pipeline that will create an expanded presence in both urology and women’s health care,” said Fred Wilkinson, Watson’s executive vice president, Global Brands. “Our goal is to leverage our current leadership position in urology and the OB/Gyn communities and expand our women’s health marketplace with products that meet unmet needs or provide enhanced benefits for consumers.  In addition, we intend to pursue biologic opportunities, as a result of our ownership relationship with Eden Biodesign.  We also are aggressively pursuing opportunities to establish key brand franchises in international markets.”

The company forecast Brand segment revenues to be approximately $460 million in 2010, reflecting continued growth of its current promoted products, a first half launch of its six month formulation of Trelstar, the launch of a value brand version of Ferrlecit® and the successful completion of a near-term business development opportunity.

Global Operations and Supply Chain Track Record for Continuous Performance Improvement
Robert Stewart, Watson’s senior vice president global operations told analysts, “In 2009, we realized savings of over $40 million via our Global Supply Chain Initiative and additional savings through other supply chain cost initiatives. We will continue to examine our operations in an effort to increase productivity, streamline operations and reduce material costs.  We expect to realize these savings and more through expanded initiatives above and beyond what we have already achieved.”

As a result of the Arrow acquisition, Watson now has a total of 11 production facilities around the world, with capacity for supporting the production of 20 billion pharmaceutical doses annually, supported by more than 3,100 employees.  All of the Company’s facilities, with the exception of Brazil, are FDA-approved, with the Company’s Florida and Toronto facilities being additionally approved for Canadian distribution.  The Company’s facilities in Goa, Malta, Florida, Copiague and Brazil are either pending EMEA approval, or have already received approval.

As part of the Company’s continued emphasis on global supply chain efficiency, Stewart noted that 2010 initiatives will include focusing on maximizing end-to-end supply chain costs, as well as identifying opportunities to leverage the global operations network to maximize capacity, tax, API and material synergy and distribution costs.  An increased emphasis will also be placed on expanding internal production of Active Pharmaceutical Ingredients (APIs).

2010 Financial Outlook
Watson estimates total net revenue for 2010 will be approximately $3.5 billion.

— Total Generic segment revenue of approximately $2.3 billion.
— Total Brand segment revenue of approximately $460 million.
— Total Distribution segment revenue of approximately $700 million.

Cash earnings for 2010 is expected to be between $3.05 and $3.30 per diluted share and adjusted EBITDA is expected to be between $760 million and $810 million.

Forward-Looking Non-GAAP Financial Measures
Watson presents GAAP and non-GAAP financial measures (and presentations derived from these financial measures) as defined in Regulation G as promulgated on a forward-looking basis. These non-GAAP measures should not be considered replacements for GAAP results.  We provide non-GAAP information because we believe that such data provides useful information to investors.  However, investors are cautioned that, unlike financial measures prepared in accordance with GAAP, non-GAAP measures may not be comparable with the calculation of similar measures ~~for~~ by other companies.  The non-GAAP measures for years 2010-2012 are forward looking statements for which the related GAAP measures are not available and cannot be provided without undue effort and because we are unable to accurately forecast the corresponding non-GAAP adjustments.  We believe that the corresponding GAAP measure is not likely to be significant to an understanding of our non-GAAP adjustments.  Such GAAP information may be materially different from such forward-looking non-GAAP measures.

Watson’s January 21st Investor Day meeting is being webcast live, and can be accessed by logging onto http://www.watson.com or the following link: http://www.videonewswire.com/event.asp?id=64988.  A replay of the webcast will also be available on Watson’s web site.

About Watson Pharmaceuticals, Inc.
Watson Pharmaceuticals, Inc. is a leading global specialty pharmaceutical company.  The Company is engaged in the development and distribution of generic pharmaceuticals and specialized branded pharmaceutical products focused on Urology and Women's Health.  Watson has operations in many of the world’s established and growing international markets.

In the U.S., the Watson Brand portfolio includes RAPAFLO®, GELNIQUE®, Oxytrol®, TRELSTAR® LA and TRELSTAR® Depot and INFeD®.  In addition, Watson markets the following brands under co-promotion agreements: AndroGel®, with Solvay Pharmaceuticals, Inc., and Femring®, with Warner Chilcott Limited.  The Watson Brand pipeline portfolio includes a number of products, including a six-month formulation of TRELSTAR®, for the treatment of advanced prostate cancer which is currently under review by the FDA; URACYST®, under development for cystitis; and a novel new oral contraceptive.  All other trademarks are property of their respective owners.

For press release and other company information, visit Watson Pharmaceuticals' Web site at http://www.watson.com.

Forward-Looking Statement
Statements contained in this press release that refer to Watson's estimated or anticipated financial results or other non-historical facts are forward-looking statements that reflect Watson's current perspective of existing trends and information as of the date of this release. For instance, any statements in this press release concerning prospects related to Watson's strategic initiatives, product introductions and anticipated financial performance are forward-looking statements. It is important to note that Watson's goals and expectations are not predictions of actual performance. Watson's performance, at times, will differ from its goals and expectations. Actual results may differ materially from Watson's current expectations depending upon a number of factors affecting Watson's business. These factors include, among others, the inherent uncertainty associated with financial estimates; the possibility that the financial estimates will change after further review by Watson’s management or outside independent accountants; successful integration of the Arrow acquisition and the ability to recognize the anticipated synergies and benefits of the Arrow acquisition; the impact of competitive products and pricing; the difficulty of predicting the timing or outcome of litigation and other claims; variability of revenue mix between the Company's Brand, Generic and Distribution business units; periodic dependence on a small number of products for a material source of net revenue or income; variability of trade buying patterns; changes in generally accepted accounting principles; risks that the carrying values of assets may be negatively impacted by future events and circumstances; timely and successful consummation and implementation of strategic initiatives; the timing and success of product launches; the difficulty of predicting the timing or outcome of product development efforts and FDA or other regulatory agency approvals or actions; the uncertainty associated with the identification and successful consummation of external business development transactions; market acceptance of and continued demand for Watson's products; costs and efforts to defend or enforce intellectual property rights; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to Watson's and its third party manufacturers' facilities, products and/or businesses; changes in the laws and regulations, including Medicare and Medicaid, affecting among other things, pricing and reimbursement of pharmaceutical products; and such other risks and uncertainties detailed in Watson's periodic public filings with the Securities and Exchange Commission, including but not limited to Watson's annual report on Form 10-K for the year ending December 31, 2008 and quarterly report on Form 10-Q for the period ended September 30, 2009. Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements.

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